Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Del Frisco’s Restaurant Group for the registration of 6,194,667 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2013, with respect to the consolidated financial statements of Del Frisco’s Restaurant Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 25, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 22, 2013